

Nouslogic

HEALTHCARE

Ever Vigilant

Elevator Pitch

Nouslogic Healthcare intends to be a disruptive entry into the multi-billion dollar Real Time Location Service (RTLS) market.(1) Our patented BLE (Blue Tooth Low Energy) mesh network creates a Healthcare Event Management System capable of monitoring and enforcing compliance for critical hospital events such as infection control protocols (hand washing) and remote patient monitoring. The system is also tailored and scalable for immediate deployment in the Food Service / Hospitality market to take advantage of market trends post COVID -19 health compliance requirements. Layered services provide a lifetime of sales opportunities and annualized revenue in additional to initial an capital outlay.

(1) https://www.alliedmarketresearch.com/real-time-location-systems-market#:~:text=The%20global%20real%2Dtime%20location,and%20objects%20in%20real%2Dtime


Hospital
Market
$1B


The New England
JOURNAL of MEDICINE
Physician
Market
$10 B


Food Poison JOURNAL
Food /
Hospitality
Market
$4 Billion

Nouslogic Leadership



Hoang Nhu
Chief Technology Officer & Founder

Mr. Nhu has over 30 years of experience in the Tech and communications industry having held executive engineering positions for companies including Hewlett Packard & Broadcom. Mr. Nhu holds numerous patents in the IT space including multiple ones supporting Nouslogic's Healthcare Event Management System. Mr. Nhu holds an undergraduate engineering degree from California Polytech and a graduate engineering degree from the University of Washington.



Dr. Vu Theriot
Chief Medical Officer
Co-Founder

Dr. Vu Theriot has over 25 years of experience In family medicine. He practices in Pasadena, TX as well as being credentialed at the surrounding area hospitals. Dr. Theriot's expertise in communicable disease as well as his strong engineering background provide a unique contribution as Nouslogic's CMO and President. He holds an undergraduate degree in Chemical Engineering from the University of Houston and received his MD from the Baylor College of Medicine, one of the top medical schools in the country.



Gavin West
Incoming CEO

Gavin West has over 20 years of leadership experience having held senior positions in Fortune 500 corporations as well as multiple start-ups. He has led or advised Gen1 Research, Hydor Healthcare, PerSys Medical, Envoy Medical, Revent Medical and many others. He holds an undergraduate degree from the United States Naval Academy and is a graduate of Johns Hopkins Carey School of Business. He is a former Marine Officer with multiple combat tours in Infantry, Intel, and Special Operations roles.

Market Drivers


COVID 19

Massive Public Response To COVID – 19 places enormous emphasis on hygiene compliance.

Nouslogic addresses with both compliance technology and COVID patient tracing.


HACRP

Medicare now penalizes the bottom 20% of hospitals for patient Infections

Nouslogic provides ROI that can save hospital millions in revenue.


LEGISLATON

State and Federal legislation mandating hygiene compliance technology anticipated.

Nouslogic will comply with all anticipated State and Federal mandates

The average cost of a COVID 19 Hospital stay is $73,300 [(1)]

Hospital-Acquired Condition	Cost
Central line-associated bloodstream infection (CLABSI)	$48,108
Ventilator-associated pneumonia	$47,238
Surgical site infections	$28,219
Venous thromboembolism	$17,367
Clostridium Difficile infection	$17,260
Pressure ulcers	$14,506
Catheter-associated urinary tract infection (CAUTI)	$13,793

(2)

The average HACRP Penalty is $350K [(3)]

(1) https://www.fairhealth.org/article/costs-for-a-hospital-stay-for-covid-19
(2) National Health Safety Network Database
(3) https://scholarworks.calstate.edu/downloads/f7623g32h?locale=en

Healthcare Event Management System
Infection Reduction



HCP Badge Sensor
Repotting Dashboard / Notifications
Mesh Network
Dispenser Receiver
Location Hub
Communication Hub

HEMS Efficacy & White Paper

- Beta Test Background
  - Houston Area Hospital
  - 6 Months of data
  - Internal Metrics: 65% Compliance

- Beta Results
  - Hygiene compliance rose to 92%
  - Sustained efficacy
  - High reliability equipment performance


Nouslogic HEALTHCARE

Whitepaper: Initial Implementation Of A Hospital Event Management System (HEMS) & Infection Reduction Management System (IRMS) To Reduce Hospital Acquired Conditions.

Background

System Architecture

Pre-Implementation Assessment

Data found in Nouslogic produced Whitepaper. Copy made available upon request.

Annual Hospital ROI

Hospital Baseline and Associated Cost				Estimated Infections post implementation at 20% and 70% of projected decrease		Estimated Savings at 20% and 70% effectivness of projected decrease	
Hospital Acquired Infection Type	Average Cost per Infection	Hospital Infections in Past 12 Months	Total Cost to Hospital	Estimated Infections post HEMS implementation (20%)	Estimated Infections post HEMS implementation (70%)	Cost Savings to Hospital per 12 Months (20%)	Cost Savings to Hospital per 12 Months (70%)
Bacterial sepsis	$70,000	22	$1,556,917	6.35	2.38	$706,137	$2,471,480
Central Line Infection	$48,108	44	$2,098,043	12.46	4.67	$1,865,813	$6,530,344
Clostridium Difficile Colitis	$43,718	12	$533,845	3.49	1.31	$132,931	$465,259
Pseudomonas	$36,213	6	$205,939	1.62	0.61	$23,882	$83,587
Acinetobacter	$98,575	1	$146,165	0.42	0.16	$4,420	$15,468
Enterococcal infections	$33,678	10	$320,184	2.72	1.02	$62,074	$217,259
MRSA	$14,000	21	$293,067	5.98	2.24	$125,101	$437,854
Legionella	$38,000	1	$26,516	0.20	0.07	$377	$1,321
Viral hepatitis	$16,000	1	$13,956	0.25	0.09	$248	$869
HIV	$147,000	0	$256	0.00	0.00	$0	$0
Tuberculosis	$89,594	0	$1,563	0.00	0.00	$1	$2
Meningitis	$23,294	0	$1,016	0.01	0.00	$1	$3
Endocarditis	$120,000	2	$206,298	0.49	0.18	$7,232	$25,312
Osteomyelitis	$59,600	1	$41,588	0.20	0.07	$592	$2,071
Peritonitis	$13,655	0	$5,240	0.11	0.04	$41	$144
ARDs	$44,000	7	$322,373	2.09	0.78	$48,164	$168,574
					Total Savings	**$2,977,014**	**$10,419,547**

- Based on national avg 157 Bed facility
- Based on NHSN reported infection rates / cost data
- Based on AJIC / metadata analysis of Hand Hygiene implementation and effect on infection rates

Current and Future HEMS Modules

Current Modules

- Infection Reduction (Hand Hygiene)
- Covid Tracing

Upcoming Modules

- Service / Maintenance (SES)
- Equipment Locating
- Patient Throughput
- Maternity Security


Nouslogic
HEALTHCARE
SES
Service Enhancement System
Report a Problem
NFC
Android
Screen On, Touch

QR & NFC problem reporting for service & maintenance

NousLogic RPM (Remote Patient Monitoring)

- Smart Scale
- Smart Pill Bottle
- Smart 7 Day Pill Box
- Smart Blood Pressure Monitor
- Smart Pulse Ox
- Emergency Smart Card
- Emergency Button
- Smart Blood Sugar



Smart Home-Health Platform for Medicare's "Remote Patient Monitoring"
"OK Google, have I taken my medicine today?"
"Alexa, have I taken my medicine today?"
Smart Pill Bottle
Smart "7-day" Pill Box
Smart Hub
01:28
Emergency button
911 Alert Button & Auto door unlock
Medical Smart Card
MEDICAL SMART CARD
Facial ID for HIPAA compliance and video call
Wireless blood pressure, blood glucose, weight scale
JUST ASK
amazon alexa
Google Assistant

Current Status

<u>Three Verticals Ready for full scale commercial launch – WE ARE RECOGNIZING REVENUE</u>

- RPM – 40 Accounts in Houston & Southern CA Area already onboarded
  - Highly successful Beta sales testing
  - 700 Units with Anticipated run rate results in $20M in Revenue
  - Ready for Day one launch of 1099 Reps (250+ Nationwide)

- HEMS – Vetted, validated, and ready for Immediate launch
  - Beta Site Data shows 92+ plus compliance results
  - Recent Agreements with Verizon AT&T create cellular capability
  - National and Regional distributors identified and initial talks have occurred

- Food Service – Ready for initial market entry and validation
  - Product, pricing, and strategy ready
  - Key Personnel identified and recruitment strategy in place.

*Valuations and projections derived from professionally produced company valuation financial documents. A synopsis of this document is found in the offering circular and a full version of this document is available upon request.

Questions & Contact Information



For Investment / Financial Questions
Gavin West
(269) 369-1788
gwest@nouslogichc.com

For Medical and Technical Questions
Dr. Vu Theriot
(832) 741-8735
vutheriot@nouslogichc.com

Disclaimer

Securities are offered by US Capital Global Securities, LLC ("USCGS"), a SEC registered broker-dealer and member of FINRA/SIPC. USCGS, the placement agent for this offering, or its affiliates (the "Affiliates") may provide advice to, be compensated by, may have other business relationships with, or may from time to time acquire, hold or sell a position in the securities of, the Company.

This document does not constitute an offer to sell or a solicitation of an offer to buy any security and may not be relied upon in connection with the purchase or sale of any security. Any offer would only be made by means of a formal confidential information memorandum, private placement memorandum, or similar offering documents, including the Form 1A, as filed with the U.S. Securities and Exchange Commission ("Offering Documents"). Offers and sales will be made only in accordance with applicable security laws and pursuant to the Offering Documents, operating agreement, subscription agreement, and other definitive documentation. Private debt and equity investments are not suitable for all investors, are generally illiquid, offer no guarantee of returns, and subject investors to possible loss of principal.

The information set forth herein has been obtained from the Company and does not purport to be complete and is subject to change. Projections and other forward-looking information as to events that may occur in the future (including projections of revenue, expense, net income and stock performance) are based on information provided by the Company and other publicly available information as of the date of this document. There is no guarantee that any of these estimates or projections will be achieved. Additionally, past performance is not necessarily indicative of future results, and there can be no assurance that targeted or projected returns will be achieved, or that the Company will achieve comparable results.

USCGS has not independently verified any of the information, including the financial estimates and projections, contained herein. This document is qualified in its entirety by all of the information set forth in the Offering Documents, including without limitation all of the cautionary statements and the sections addressing risk factors and potential conflicts of interest. The Offering Documents must be read carefully in its entirety prior to investing. This document does not constitute a part of the Offering Documents.

The principals of each Affiliate also own and control, either directly or indirectly, each other Affiliate. Conflicts of interest may arise in connection with the principals' control of the Affiliates. Investors should be aware that these, and other conflicts of interest relating to the Affiliates, are permitted under the terms of the operating agreements between the Affiliates, which are referenced in the Offering Documents. You should not invest unless you are willing to accept these conflicts of interest and the associated risk. This document is intended solely for the addressee(s) and may not be redistributed without the prior permission of USCGS. View USCGS' Form CRS at www.uscgs.com/crs.html. This document should be read in conjunction with the Form 1A, as filed with the U.S. Securities and Exchange Commission which can be found at: https://sec.report/Form/1-A. 052103RSA